Exhibit 10.21

Cynosure, Inc.

Memorandum

TO:	<<Name>> (the “Grantee”)

FROM:	Timothy W. Baker, President & Chief Financial Officer

SUBJECT:	Restricted Stock Unit Agreement

DATE:	February 11, 2015

You have been granted, under the Cynosure, Inc. Amended and Restated 2005 Stock Incentive Plan (the “Plan”), an award of Restricted Stock Units (“RSUs”) (the RSUs are collectively referred to as the “Award”). Attached to this Memorandum is an Agreement which, along with the Plan, governs your Award. You will be receiving separately a copy of the Prospectus for the Plan. The Prospectus contains important information regarding the Plan, including information regarding restrictions on your rights with respect to the RSUs granted to you. You should read the Prospectus carefully.

An Award of RSUs does not give you rights as a shareholder of the Company and you may not transfer or assign any rights in your RSUs.

Finally, by accepting this Award you are agreeing to abide by the terms of the Plan, and the attached Agreement. To accept this Award, you must agree to the terms set forth in this Agreement by signing and dating the Memorandum and returning it Jean Della Piana in the Legal Department of Cynosure, Inc. at 5 Carlisle Road, Westford, MA.

Date of Grant:

Number of RSUs:

Vesting Period:                       [FOR EMPLOYEES, PER MINIMUM VEST PROVISIONS IN PLAN: 33.33% on each successive one-year anniversary of the Date of Grant such that the total Number of RSUs shall be fully vested as of the third anniversary of the Date of Grant. ] [FOR DIRECTORS: 25% at the end of each three month period following the Date of Grant such that the total Number of RSUs shall be fully vested on the earlier of (i) the one year anniversary of the Date of Grant and (ii) the next annual meeting of stockholders following the Date of Grant.]

USE THE SPACE BELOW TO ACCEPT THIS AWARD:

I have read and agree to the terms set forth in the Award Agreement. I accept the Award of RSUs described in this Memorandum:

Signature of Grantee	Date

<<Name>> (the “Grantee”)

Cynosure, Inc.

Amended and Restated 2005 Stock Incentive Plan

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AWARD AGREEMENT (“Agreement”) is entered into by and between Cynosure, Inc., a Delaware corporation (the “Company”), and the Grantee named on the attached Memorandum (the “Memorandum”), effective as of the Date of Grant set forth on such Memorandum, pursuant to the terms and conditions of the Amended and Restated 2005 Stock Incentive Plan (the “Plan”).

WHEREAS, the Company has the authority under and pursuant to the Plan to grant awards to eligible employees and directors of the Company and its subsidiaries; and

WHEREAS, the Company desires to grant the Award to the Grantee subject to the terms and conditions of the Plan and this Agreement.

In consideration of the provisions contained in this Agreement, the Company and the Grantee agree as follows:

1. The Plan. The Award granted to the Grantee hereunder is made pursuant to the Plan. A copy of the prospectus for the Plan has been provided to the Grantee and the applicable terms of such Plan are hereby incorporated herein by reference. Terms used in this Agreement which are not defined in this Agreement shall have the meanings used or defined in the Plan.

2. Award. Concurrently with the execution of this Agreement, and subject to the terms and conditions set forth in the Plan and this Agreement, the Company hereby grants the number of Restricted Stock Units indicated in the Memorandum to the Grantee. Each Restricted Stock Unit entitles the Grantee to one share of Company Stock, subject to continued employment or service as a director, upon vesting.

3. Vesting of Units.

(a) Upon the vesting of the Award, as described in this Section, the Company shall deliver for each Restricted Stock Unit that becomes vested, one (1) share of Company Stock. The Company Stock shall be delivered as soon as practicable following each vesting date or event set forth below, but in any case within 30 days after such date or event.

(b) Subject to Paragraph 3(c) and Paragraph 4, the vesting of the Restricted Stock Units shall be as set forth in the Memorandum, in each case so long as the Grantee remains employed with, or continues to provide services as a director to, the Company through each such vesting date.

(c) Notwithstanding Paragraph 3(b), upon the Grantee’s death, the Award shall become immediately and fully vested, subject to any terms and conditions set forth in the Plan or imposed by the Compensation Committee of the Board of Directors (the “Committee”).

4. Termination of Service. Notwithstanding any other provision of the Plan to the contrary, upon the termination of the Grantee’s employment with or director services to the Company and its subsidiaries for any reason whatsoever (other than death), the Award, to the extent not yet vested, shall immediately and automatically terminate; provided, however, that the Committee may, in its sole and absolute discretion agree to accelerate the vesting of the Award, upon termination of service or otherwise, for any reason or no reason, but shall have no obligation to do so.

For purposes of the Plan and the Award, a termination of service shall be deemed to have occurred on the date upon which the Grantee ceases to perform active duties for the Company following the provision of any notification of termination or resignation from employment or services, and without regard to any period of notice of termination of services (whether expressed or implied) or any period of severance or salary continuation. Notwithstanding any other provision of the Plan, the Award, this Agreement or any other agreement (written or oral) to the contrary, the Grantee shall not be entitled (and by accepting an Award, thereby irrevocably waives any such entitlement) to any payment or other benefit to compensate the Grantee for the loss of any rights under the Plan as a result of the termination or expiration of an Award in connection with any termination of services. No amounts earned pursuant to the Plan or any Award shall be deemed to be eligible compensation in respect of any other plan of the Company or any of its subsidiaries.

5. No Assignment. Except as expressly permitted under the Plan, this Agreement may not be assigned by the Grantee by operation of law or otherwise.

6. No Rights to Continued Service. Neither this Agreement nor the Award shall be construed as giving the Grantee any right to continue in service to the Company or any of its subsidiaries, or shall interfere in any way with the right of the Company to terminate such service.

7. Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the internal laws of the State of Delaware, without effect to the conflicts of laws principles thereof.

8. Tax Obligations. As a condition to the granting of the Award and the vesting thereof, the Grantee acknowledges and agrees that he/she is responsible for the payment of income and employment taxes (and any other taxes required to be withheld) payable in connection with the vesting of an Award. Accordingly, to the extent of any applicable withholding, the Grantee agrees to remit to the Company or any applicable subsidiary an amount sufficient to pay such taxes pursuant to the method elected on Exhibit A. Such payment shall be made to the Company or the applicable subsidiary of the Company in a form that is reasonably acceptable to the Company, as the Company may determine in its sole discretion.

9. Section 409A. If and to the extent (i) any portion of any payment, compensation or other benefit provided to the Grantee pursuant to this Award in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and (ii) the Grantee is a specified employee as defined in Section 409A(a)(2)(B)(i), in each case as determined by the Company in accordance with its procedures, by which determinations the

Grantee (through accepting this Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code) (the “New Payment Date”), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to the Grantee during the period between the date of separation from service and the New Payment Date shall be paid to the Grantee in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. The Company makes no representations or warranty and shall have no liability to the Grantee or any other person if any provisions of or payments, compensation or other benefits under this Award or under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy the conditions of that section.

10. Notices. Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Grantee at the last address specified in the Grantee’s employment records (or such other address as the Grantee may designate in writing to the Company), or to the Company at 5 Carlisle Road, Westford, MA 01886, or such other address as the Company may designate in writing to the Grantee.

11. Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

12. Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto.

13. Authority. The Committee has complete authority and discretion to determine Awards, and to interpret and construe the terms of the Plan and this Agreement. The determination of the Committee as to any matter relating to the interpretation or construction of the Plan or this Agreement shall be final, binding and conclusive on all parties.

14. Rights as a Stockholder. The Grantee shall have no rights as a stockholder of the Company with respect to any shares of common stock of the Company underlying or relating to any Award until the issuance of a stock certificate to the Grantee in respect of such Award.

15. Electronic Signature. This Agreement may be maintained in electronic form and a copy produced from such electronic form or by any other reliable means (for example, photocopy, image or facsimile) shall in all respects be considered equivalent to an original.

IN WITNESS WHEREOF, this Agreement is effective as of the date first above written.

By:
Its:

EXHIBIT A

Tax Withholding Election

Within 10 business days of the Agreement Date, the Grantee shall notify the Company, by checking the appropriate line below, as to the Grantee’s method of satisfying his or her tax withholding obligation:

            The Grantee shall provide Morgan Stanley with instructions in accordance with SEC Rule 10b5-1 directing Morgan Stanley to, on the date of Morgan Stanley’s receipt of any vested shares in accordance with Section 3, sell in accordance with ordinary principles of best execution that number of such shares as is necessary to yield net proceeds to the Grantee equal to the amount of withholding taxes with respect to the income recognized by the Grantee as a result of the vesting of such shares (based on the minimum statutory withholding rates for all tax purposes, including payroll and social security taxes, that are applicable to such income) and remit such proceeds to the Company in satisfaction of such tax withholding obligations of the Company. In accordance with SEC Rule 10b5-1, the Grantee may later modify his/her instructions to Morgan Stanley and deposit into his/her Morgan Stanley account on a day prior to each vesting date an amount in cash sufficient to satisfy the applicable withholding taxes.

            The Grantee will deposit into his/her Morgan Stanley account on the day prior to each vesting date an amount in cash sufficient to satisfy the applicable withholding taxes.

            Not applicable. (The Grantee is not subject to withholding.)